Exhibit 99.1

FOR FURTHER INFORMATION

AT CBRE REALTY FINANCE:

Michael Angerthal

Chief Financial Officer

(860) 275-6222

michael.angerthal@cbrerealtyfinance.com

January 24, 2008

CBRE REALTY FINANCE, INC. ANNOUNCES

AMENDMENT TO WACHOVIA CREDIT FACILITY

Warehouse Line Outstanding Reduced by 76.7 % Since September 30, 2007 to $50.7 Million

Hartford, CT, January 24, 2008 – CBRE Realty Finance, Inc. (NYSE: CBF) today announced that it has amended its existing credit facility with Wachovia Bank N.A., effective as of January 24, 2008. The amendment extended the termination date to March 31, 2009, with one six-month extension option, and modified certain applicable financial covenants.

The Company also announced it has successfully reduced its warehouse line outstanding by approximately $166.5 million, or 76.7%, since September 30, 2007, primarily through prepayments and by transferring assets into its CDOs based on recent and scheduled repayments. Currently there is $50.7 million of debt outstanding under the facility. As previously stated, the Company will not make any further borrowings under this facility. Currently, approximately 93 percent of the Company’s loans and securities investments are term-financed and match-funded primarily through its issuance of $1.35 billion of long-term CDO bonds, up from 83 percent at September 30, 2007.

Kenneth J. Witkin, president and chief executive officer commented, “We are very pleased to complete this amendment as it represents a significant step to stabilize our business by reducing our short term warehouse line exposure.”

About CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc. is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. CBRE Realty Finance has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. CBRE Realty Finance is externally managed and advised by CBRE Realty Finance Management, LLC, an indirect subsidiary of CB Richard Ellis Group, Inc. and a direct subsidiary of CBRE/Melody & Company. For more information on the Company, please visit the Company’s website at http://www.cbrerealtyfinance.com.

Forward-Looking Information

This press release contains forward-looking statements based upon the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from

CBRE Realty Finance, Inc.

those expressed in its forward-looking statements. The factors that could cause actual results to vary from the Company’s forward-looking statements include the Company’s future operating results, its business operations and prospects, general volatility of the securities market in which the Company invests and the market prices of its common stock, changes in interest rates, debt securities market, general economy or commercial finance and real estate markets specifically, credit conditions of the Company’s portfolio and in the market generally, performance and financial condition of borrowers and corporate customers, future impairments, increased prepayments of the mortgage and other loans underlying the Company’s investments, the status of the class action lawsuit, and other factors, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

####